Exhibit (a)(3)

NOTICE TO ALL PARTICIPANTS IN THE PEC SOLUTIONS, INC. EMPLOYEE STOCK PURCHASE PLAN

Approved Changes to the Employee Stock Purchase Plan

In connection with its approval of the Agreement and Plan of Merger (the “Merger Agreement”) signed by PEC Solutions, Inc. (the “Company”) on April 25, 2005, the Board of Directors of the Company has taken a number of actions affecting the PEC Solutions, Inc. Employee Stock Purchase Plan (the “ESPP”).

At the Board of Directors meeting held on April 22, 2005, by a resolution that was contingent upon execution of the Merger Agreement, the Board of Directors:

1.	Suspended all further contributions to the ESSP effective as of April 23, 2005;

2.	Amended the ESPP to provide that:

a.	April 26, 2005 is designated as the last day of each current Option Period (as such term is defined in the ESPP) that was in progress on that date;

b.	the Purchase Price (as such term is defined in the ESPP) for each current Option Period is equal to 85% of the lower of (i) the average of the high and low per share sale prices for PEC Solutions, Inc. common stock on the first day of such Option Period and (ii) $15.50 per share (the merger consideration specified in the Merger Agreement);

c.	the Purchase Price for the current Option Period for employees whose contributions commenced as of January 1, 2005 is $11.98;

d.	the Purchase Price for the current Option Period for employees whose contributions commenced as of April 1, 2005 is $10.82;

e.	no new Option Periods shall be commenced under the ESPP;

f.	all amounts contributed by each participant whose contributions for the current Option Period commenced January 1, 2005 that are not sooner withdrawn shall be converted pursuant to the ESPP immediately prior to the Effective Time (as such term is defined in the Merger Agreement) into the right to receive an amount in cash equal to the product of (i) $15.50 (the merger consideration), multiplied by (ii) such participant’s ESPP Number (as such term is defined below in accordance with Section 3.3(d) of the Merger Agreement);

g.	all amounts contributed by each participant whose contributions for the current Option Period commenced April 1, 2005 that are not sooner withdrawn shall be converted pursuant to the ESPP immediately prior to the Effective Time (as such term is defined in the Merger Agreement) into the right to receive an amount in cash equal to the product of (i) $15.50 (the merger consideration), multiplied by (ii) such participant’s ESPP Number (as such term is defined below in accordance with Section 3.3(d) of the Merger Agreement);

h.	with respect to each ESPP participant whose contributions for the current Option Period commenced January 1, 2005, the term “ESPP Number” means the quotient (rounded to the nearest tenth) of (i) the amount of the participant’s total contributions to the ESPP as of April 23, 2005 less any amount withdrawn therefrom prior to the Effective Time (as such term is defined in the Merger Agreement), divided by (ii) $11.98;

i.	with respect to each ESPP participant whose contributions for the current Option Period commenced April 1, 2005, the term “ESPP Number” means the quotient (rounded to the nearest tenth) of (i) the amount of the participant’s total contributions to the ESPP as of April 23, 2005 less any amount withdrawn therefrom prior to the Effective Time (as such term is defined in the Merger Agreement), divided by (ii) $10.82; and

j.	the ESPP shall terminate at the Effective Time (as such term is defined in the Merger Agreement).

Examples of the cash payment calculation appear on the next page. The cash payment will be made on or as soon as practicable after the Effective Time (as such term is defined in the Merger Agreement).

Example for ESPP Participants Whose Contributions for the Current Option Period Commenced January 1, 2005

Assume you had contributed $100 into the ESPP as of April 23, 2005 and do not withdraw any of the money prior to the Effective Time of the Merger. Your cash payment will be determined based on the following formula:

Cash payment = merger consideration x ESPP Number

Cash payment	=	$15.50	x	$100.00
				$11.98

	=	$15.50	x	8.3

	=	$128.65

Example for ESPP Participants Whose Contributions for the Current Option Period Commenced April 1, 2005

Assume you had contributed $100 into the ESPP as of April 23, 2005 and do not withdraw any of the money prior to the Effective Time of the Merger. Your cash payment will be determined based on the following formula:

Cash payment = merger consideration x ESPP Number

Cash payment	=	$15.50	x	$100.00
				$10.82

	=	$15.50	x	9.2

	=	$142.60

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